Exhibit 99.1

Applied DNA Announces 1-For-20 Reverse Stock Split

STONY BROOK, N.Y. – April 22, 2024 - Applied DNA Sciences, Inc. (NASDAQ: APDN) (Applied DNA or the Company), a leader in PCR-based DNA technologies, today announced that it will effect a 1-for-20 stock split of its common stock, to be effective as of 12:01 a.m. Eastern Time on Thursday, April 25, 2024. Applied DNA common stock will begin trading on a split-adjusted basis commencing upon market open on Thursday, April 25, 2024.

Following the reverse stock split, the Company's common stock will continue to trade on the Nasdaq Capital Market under the symbol "APDN" with the new CUSIP number, 03815U409. The CUSIP number for the Company's publicly traded warrants will not change.

At the effective time of the reverse stock split, every 20 shares of Applied DNA issued and outstanding common stock will be automatically converted into one issued and outstanding share of common stock without any change in the par value of $0.001 per share. The reverse stock split will reduce the number of issued and outstanding shares of the Company's common stock from approximately 17.26 million shares to approximately 863,000 shares.

The total authorized number of shares will not be reduced. Proportional adjustments will be made to the number of shares of common stock issuable upon exercise or vesting of the Company's outstanding stock options, restricted stock units, and warrants, as well as the applicable exercise or conversion prices, and to the number of shares issuable under the Company's equity incentive plans and other existing agreements. No fractional shares will be issued in connection with the reverse stock split, and fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share.

As previously disclosed, at a special meeting of stockholders held on April 15, 2024, the Company's stockholders voted to approve a proposal granting the Company's Board of Directors the discretion to amend the Company's certificate of incorporation to effect a reverse stock split of the Company's common stock at a ratio of not less than 1-for-5 and not more than 1-for-50. Following the Special Meeting of Stockholders on April 15, 2024, the Company's Board of Directors approved a 1-for-20 reverse stock split. The reverse stock split is intended for Applied DNA to regain compliance with the minimum bid price requirement of $1.00 per share of common stock for continued listing on the Nasdaq Capital Market.

Applied DNA’s transfer agent, Equiniti Trust Company, will provide information to stockholders regarding their stock ownership following the reverse stock split. Stockholders holding their shares in book-entry form or through a bank, broker, or other nominee do not need to take any action in connection with the reverse stock split. Their accounts will be automatically adjusted to reflect the number of shares owned. Beneficial holders are encouraged to contact their bank, broker or other nominee with any procedural questions.

About Applied DNA Sciences

Applied DNA Sciences is a biotechnology company developing technologies to produce and detect deoxyribonucleic acid (“DNA”). Using the polymerase chain reaction (“PCR”) to enable both the production and detection of DNA, we operate in three primary business markets: (i) the enzymatic manufacture of synthetic DNA for use in the production of nucleic acid-based therapeutics and, through our recent acquisition of Spindle Biotech, Inc. (“Spindle”), the development and sale of a proprietary RNA polymerase (“RNAP”) for use in the production of mRNA therapeutics; (ii) the detection of DNA and RNA in molecular diagnostics and genetic testing services; and (iii) the manufacture and detection of DNA for industrial supply chain security services.

Visit adnas.com for more information. Follow us on X and LinkedIn. Join our mailing list.

The Company's common stock is listed on NASDAQ under the ticker symbol 'APDN,' and its publicly traded warrants are listed on OTC under the ticker symbol 'APPDW.'

Forward-Looking Statements

The statements made by Applied DNA in this press release may be "forward-looking" in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA's future plans, projections, strategies, and expectations, including without limitation statements regarding the effective date of the reverse stock split and the trading of the common stock on a split-adjusted basis, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to the unknown effect the reverse stock split will have on the Company’s ability to regain compliance with the Nasdaq listing standards, its history of net losses, limited financial resources, unknown future demand for its biotherapeutics products and services, the inherent risk and unknown outcome of research and development projects, the unknown amount of revenues and profits that will result from the Linea DNA™ and/or Linea™ IVT platforms, the fact that there has never been a commercial drug product utilizing PCR-produced DNA technology and/or the Linea IVT or Linea DNA platforms approved for human therapeutic use, our need to raise substantial additional funds, and various other factors detailed from time to time in Applied DNA's SEC reports and filings, including its Annual Report on Form 10-K, filed on December 7, 2023, as amended on January 26, 2024, and Quarterly Report on Form 10-Q filed on February 8, 2024, and other reports it files with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date hereof or to reflect the occurrence of unanticipated events unless otherwise required by law.

Applied DNA Sciences Contact:

Investor Relations contact: Sanjay M. Hurry, 917-733-5573, sanjay.hurry@adnas.com

Web: www.adnas.com

Twitter: @APDN

###